Exhibit 99.1

Debiopharm S.A. Contact:	Dyax Contacts:
Kim Bill	Ivana Magovcevic-Liebisch
VP Business Development & Licensing	General Counsel and Executive Vice
Phone: +41 21 321 01 11	President, Corporate Communications
kbill@debio.com	Phone: +1 617-250-5759
imagovcevic@dyax.com

Additional Media Contacts:

In London	Nicole Jones
Maitland Noonan Russo	Investor Relations Manager
Brian Hudspith	Phone: +1 617-250-5744
Phone: +44 (0)20 7379 5151	njones@dyax.com
bhudspith@maitland.co.uk

In New York
Euro RSCG Life NRP
Emily Poe
Assistant Vice President
Phone: +1 212 845 4266
emily.poe@eurorscg.com

Dyax Corp. and Debiopharm S.A. Restructure Development Agreement for DX-890 (Depelestat) in Pulmonary Disorders

CAMBRIDGE, MA and LAUSANNE, Switzerland, December 20, 2005 - Dyax Corp. (Nasdaq: DYAX) and Debiopharm S.A. today announced the restructuring of their long-standing development agreement for DX-890 (Depelestat), a recombinant inhibitor of human neutrophil elastase (hNE) discovered by Dyax and developed by Debiopharm, for the treatment of pulmonary disorders.  Under the terms of the restructured agreement, Debiopharm will have exclusive worldwide rights for the development, manufacture and commercialization of a native form of DX-890 in cystic fibrosis (CF) and acute respiratory distress syndrome (ARDS).

Dyax will retain rights to milestones and royalties with respect to Debiopharm’s DX-890 programs, as well as the exclusive worldwide rights to extended half-life versions of DX-890 for development, manufacturing and commercialization in other chronic pulmonary indications such as chronic obstructive pulmonary disease (COPD).  Dyax will receive a milestone payment upon execution of the agreement in connection with Debiopharm’s recent initiation of Phase I clinical studies in ARDS patients.  Other financial details were not disclosed.

“This new agreement with Debiopharm is beneficial for both companies, providing Dyax with the ability to seek new development partners for our extended half-life versions of DX-890 in chronic pulmonary disorders, while providing Debiopharm with control of future development activities of the native form of DX-890 for CF and ARDS,” said Henry E. Blair, Chairman and Chief Executive Officer of Dyax.

“I am happy to conclude this new agreement which provides the structure and facility for DX-890 to be developed and commercialized in the global marketplace,” said Rolland-Yves Mauvernay, President and Chief Executive Officer of Debiopharm.

About DX-890 (Depelestat)

DX-890 is a highly potent and specific inhibitor of human neutrophil elastase (hNE). hNE is an enzyme produced as part of the inflammatory response and is implicated in the loss of lung function in patients with CF and other clinical conditions.  A drug that can block hNE may control the inflammatory processes early in the course of CF disease, and may limit the damaging effects of excessive inflammation, potentially delaying the progression of pulmonary deterioration and decreasing mortality.  DX-890 is currently in a Phase IIb study in children, adolescents and adults to demonstrate clinical benefit and define dosing for a Phase III trial.  DX-890 is also in a Phase I study in ARDS patients.  DX-890 has orphan drug designations in both the United States and Europe.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is nearing completion, and a pivotal Phase III trial has just commenced.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is in partnering discussions for further development of DX-88 in this indication.  DX-88 has orphan drug designation in the US and EU, as well as Fast Track designation in the US for the treatment of HAE.

Dyax identified DX-88 and other compounds in its pipeline using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

About Debiopharm S.A.

Founded in 1979 in Lausanne, Switzerland, Debiopharm is an experienced and competent drug development company that in-licenses compounds with promising in-vivo results to develop for global registration and to out-license to sales and marketing pharmaceutical partners.

Debiopharm is part of an established group of five complementary and synergistic companies, namely Debiovision in Canada, Debioinnovation and Debio R.P. in Switzerland and Debioclinic in France.  Together, they provide drug development expertise and know-how from the evaluation of early-stage and innovative research, partnering, financing, pre-clinical and clinical trials, to manufacturing and sophisticated drug-delivery systems.

Debiopharm has developed and registered three products with combined sales in excess of $1.8bn in 2004: Eloxatin®, one of sanofi-aventis’ leading marketed products; Decapeptyl®, the leading product of Ipsen; and Trelstar® (1-and 3-month), marketed by Watson Pharmaceuticals, Inc.

For more information on Debiopharm and the Debio companies, please visit: www.debio.com.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for further clinical trials and commercialization of the native form of DX-890 compound by Debiopharm and Dyax’s research and development program for an extended half-life form of DX-890 for indications other than CF and ARDS.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.  Important factors which may affect the further clinical trials and commercialization of the DX-890 compound by Debiopharm and Dyax’s research and development program for DX-890 include the following risks:

our dependence on the expertise, effort, priorities and contractual obligations of Debiopharm and others in the development, clinical trials, manufacture, marketing, sales and distribution of DX-890; DX-890 may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; DX-890 may not gain market acceptance; Dyax’s ability to obtain and maintain intellectual property protection for DX-890; the development of technologies or products superior to DX-890; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.  Dyax specifically disclaims responsibility for statements made by Debiopharm and the paragraph of information describing Debiopharm that was provided by Debiopharm.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com. Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

# # #